Exhibit 99.1

Aldila Inc. Conference Call

Wednesday, May 7, 2008, 5:00 p.m.

CORPORATE PARTICIPANTS

Mr. Peter R Mathewson

Chairman and Chief Executive Officer

Mr. Robert Cierzan

Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

David Holmes

Epic Asset Management

Hayley Wolff

Rockdale Securities

Tim McDowell

Group G Capital

Casey Alexander

Gilford Securities

PRESENTATION

Operator

Good afternoon ladies and gentlemen.  Welcome to the Aldila First Quarter 2008 Financial Results Conference Call.  I would now like to turn the meeting over to Mr. Peter Mathewson, Chairman and Chief Executive Officer.  Please go ahead Mr. Mathewson.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Good afternoon.  I am Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2008 First Quarter Financial Report.  Also with me here today is Bob Cierzan, our Chief Financial Officer and Scott Bier (ph), our Vice President Controller. Following my brief commentary, the line will be open for your questions.  I want to remind you the content of today’s audio cast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at 2:00 p.m. pacific daylight time, on May 7th, 2008.

All those actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audio cast.  The public filings of our annual report on form 10K and form 10Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussion.  This call is the property of Aldila Incorporated.  The redistribution, retransmission or rebroadcast of today’s call in any form without the expressed written consent of Aldila Incorporated is strictly prohibited.

Aldila reported net sales of sixteen point seven million and net income of four hundred and fifty-eight thousand or nine cents fully diluted per share for the three months ended March 31st, 2008.  In the comparable 2007 first quarter, the company had net sales of twenty point seven million and net income of two point seven million or forty-eight cents fully diluted per share.

Our golf shaft sales declined eighteen percent in the first quarter of 2008 versus the first quarter of 2007.  The average selling price of golf shafts increased by thirteen percent quarter on quarter on a six percent decline in unit sales.  Composite material sales were up ten percent in the current quarter versus the 2007 quarter.

In the 2007 quarter, we had five hundred and seventy-two thousand dollars of hockey sales, a business line which we discontinued in 2007.  Our gross profit in the 2008 quarter declined by thirty-seven percent of which five percent can be attributed to no longer owning fifty percent of the carbon fiber plant and the balance due to lower average selling prices for golf shafts and lower overall sales volumes.

Selling, general and administrative expenses were higher in the current quarter driven by front loaded marketing programs, increases in selling expenses, legal costs of approximately eighty-one thousand related to the establishment of the credit facility with Key Bank and professional fees of approximately a hundred and four thousand in relation to the restatement of the company’s previously issued financial statements.

The company’s backlog of sales orders of nine point nine million, March 31st, 2008 was higher than the nine point five million ordered as of March 31st, 2007.  A weakening economy and decreased industry retail sales compared to last year, impacted our sales.  Market participants appear to be taking a cautious approach to 2008.  While we are disappointed with our sales, we did remain profitable and we believe that we are well positioned for the back half of the year.

Production for new programs in which we will participate should begin during the late third quarter and should be in full swing during the fourth quarter.  It is still too early to gage consumer acceptance of the new interchangeable shaft systems in the marketplace.  One major club company did not ship their retail units to their accounts until late in the quarter.  It will be at least another quarter until we get a good indication on how successful the early entrants have been in this new market segment.

We have made some organizational changes to better support our two business units of golf shafts and composite materials.  Robert J. Cierzan who has been serving as our Vice President and Finance, CFO and running our expanding composite materials business will now devote his full time to this critical area and will be promoted to Senior Vice President Composite Materials.  In the last year we have continued to invest in additional capacity and have hired two key people in sales and resin development.  Mr. Cierzan now has in place an organization that can support and take advantage of the opportunities that we think exist in continuing to grow sales in the composite materials division.

Scott M. Bier, our Vice President and Controller will be promoted to Vice President Finance and CFO.  Mr. Bier has been with the company since 1998.  Prior to that he worked at Deloitte.  He has worked in various roles throughout the accounting and finance department and has assisted Mr. Cierzan in  his duties over the last several years as Mr. Cierzan has gradually spent more and more time growing the composite materials business.  Mr. Bier is well qualified to excel in his new position.  These changes will become effective after the annual meeting of stockholders on May 15th, 2008.

Our Vietnam facility continues to ramp up production to meet our targets for year end.  The rising value of China’s currency versus the US dollar and a new labor law that will negatively impact costs increasingly in the years ahead, has made our decision to open a factory in Vietnam all the more timely.  This factory gives us options and helps to mitigate the risks of China manufacturing.

Our composite materials business declined ten percent quarter on quarter.  This can be attributed to the timing of customer orders and the general slowdown in the economy as evidenced by lower shipment volumes to the same customer base in 2007.  This quarter represents the first negative quarterly comparison since we began focusing on the expansion in this segment of our business.  We believe this to be temporary and our investments made in terms of capacity and personnel will resume their momentum in this segment later in the year when economic factors hopefully improve for our customer base.

The company ended the quarter with seven point eight million in cash and cash equivalents after paying a one time five dollar special dividend payment to shareholders totaling twenty-five point eight million during the quarter.  The company placed in service, a fifteen million dollar credit facility with Key Bank during the quarter and borrowed eight million against its facility to help support the dividend payment.

Aldila has enjoyed a great start to 2008 tour season.  On tour players using Aldila shafts have won six events including the World Golf Championship, CA Championship and the Verizon Heritage by Aldila advisory staff member, Boo Weekley.  Players using Aldila shafts have also won three events in the Nationwide Tour and six events on the Champions Tour.  On the LPGA Tour, we have won every event but two and Paula Creamer and Aldila LPGA staff member has won twice, including last week’s SemGroup Championship.

We are also happy to see our entire high performance line continue to do well with players winning using the NV, VS Proto, DVS, MOI Proto and soon to be released, Voodoo shaft.  In fact, our new Voodoo shaft is quickly becoming one of the most popular shafts on tour and has already been used to win four events since its introduction.

We are tooling up to produce this innovative new shaft concept in fourth quarter this year.  We also continue to be the leading hybrid shaft in the PGA, Nationwide, LPGA and Champion Tours.  Most weeks we have more than twice as many hybrid shafts in play than our nearest competitor.  Thank you for participating in this call.  The line will now be open for your questions.  Andre.

QUESTION AND ANSWER SESSION

Operator

Thank you.  We will now take questions from the telephone lines.  If you have a question and you’re using a speakerphone, please lift the handset before making your selection.  You may dial, please press star one on your telephone keypad if you have a question.  If at any time you wish to cancel, please press the pound sign. Please press star one at this time if you have a question.  There will be a brief pause while participants register for their questions.  Thank you for your patience.  Our first question is from David Holmes of Epic Asset Management.  Please go ahead.

David Holmes, Epic Asset Management

Hi there.  I’m wondering, is the, is what you’re seeing in the shaft business, do you keep feeling this composite focus that maybe there’s a selling price difference in the end market that people are moving towards steel shafts, or you know, is it just sort of an overall malaise in the golf consumer?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

I think it’s just an overall kind of slowdown in the economy.  I think, as far as the material, it’s pretty much set that in wood shafts which include hybrids, its graphite.  I guess overwhelmingly graphite, we see no shift towards steel.  In irons, it’s been a problem for a number of years for us that it’s, probably evenly divided fifty percent steel, fifty percent graphite but we don’t see it going towards steel.  It’s just kind of in equilibrium at half and half.

David Holmes, Epic Asset Management

And the new, with the Imix (ph) and I imagine, you know, I guess Calloway didn’t get the Imix out in time but is that predominantly going to be a composite shaft this summer?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Yes it is.  The only, we know of three systems out on the marketplace and all three of them are graphite shafts only and they’re also branded premium graphite shafts only.

David Holmes, Epic Asset Management

I’m sorry?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

That limits, by having a branded premium, there’s only about six brands out there even though there’s quite a few more graphite shaft manufacturers.

David Holmes, Epic Asset Management

Okay, and in the backlog you, I skipped that there for a second, the backlog is up year over year?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Up slightly, about a half a million dollars.

David Holmes, Epic Asset Management

Is there anything that you would specifically attribute that to, is that in danger of changing with you know, taking these downturns?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

It’s hard to tell.  I think what we’re seeing though is that the back half of the year is going to be stronger than the front half.

David Holmes, Epic Asset Management

Okay, very good.  Thanks very much.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Okay, you’re welcome.

Operator

Thank you.  Our next question is from Hayley Wolff of Rockdale Securities.  Please go ahead.

Hayley Wolff, Rockdale Securities

Hi there.  A couple of questions, first, could you clarify your last statement about the back half of the year being stronger, what’s driving that.  And then, you know, can you talk about the slowdown in golf, whether it’s, you know, more pervasive in the wood category vis-à-vis the iron category.  And then in terms of order cycles, I know, you know, the first quarter was fairly weak in golf retail so, golf business indicated that in second quarter they saw a bit of a pick up.  So I’m just wondering what your sense is on reorders coming through from manufacturers.  You know, are they beginning to get nervous and start to cut reorders.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

I think from our business side, what we saw, what we’re seeing is that it’s living off of second year program, so second year of the product cycle.  And second year always generates less sales for us than first year by introductions.  So when I say the back half of the year is going to be stronger than the first, we know that these programs are going to be replaced here shortly and we know that we’ve been awarded several of them and we know about when it’s going to kick in.

So I think for us it’s really been a thing of, and then also I think the programs that we are living off of right now are skewed towards iron shaft programs instead of woods and woods have higher selling prices than irons so we get impacted on that.  So, and then we think that’ll correct itself somewhat in the new programs going forward in the back half of the year.

Hayley Wolff, Rockdale Securities

Now will you comment if you, are you designed into the tailor made (inaudible) that’s out now?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

No, we are not.

Hayley Wolff, Rockdale Securities

Okay, so it’s other manufacturers.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Right.

Hayley Wolff, Rockdale Securities

And then the, the Vietnamese capacity, is that margin that you’ll be able to capture or do you see some of the OEM’s negotiating to take a piece of that?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

I think it’s going to be a margin enhancer for us over time but it’s going to be really, the help from Vietnam will take some period of time to really realize.  We’re about, we’re, the ramp up is going pretty well.  What we’re being hindered with right now is the programs that we have and have qualified for the Vietnam facility are in our second year programs like I talked about a minute ago and we have, those programs will be replaced in the back half of the year and will be qualified as well from that same large customer and we’ll be able to continue the ramp up and hopefully we’ll be where we want to be by the end of the year.

Hayley Wolff, Rockdale Securities

And are those the products to ship to retail this year or are they products for an ‘09 launch?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Typically when we’re entering late third quarter, fourth quarter production in shafts, it’s going to support basically 2009 product launches.

Hayley Wolff, Rockdale Securities

Okay perfect, understand.  Thank you.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

You’re welcome.

Operator

Thank you.  The next question is from Tim McDowell of Group G Capital.  Please go ahead.  Mr. McDowell of Group G Capital, please go ahead.

Tim McDowell, Group G Capital

Thank you, sorry about that.  Good afternoon gentlemen.  My first question was on market share, just wanted to know, just if you guys have seen any material changes or any changes actually among the large premium graphite brands in the golf business this year, notably the NV.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

No, we don’t have, there’s nothing tracked, market share for graphite shafts.  Basically we have seen our market share come down from the peak from when we were enjoying our huge sales with the NV, and we think that’s kind of coming down to a more normalized situation, about what we’re at now.  Nobody has an overwhelmingly dominant shaft in the marketplace right now.  You know, we have several and our competitors have their good selling shafts, so we’re kind of all sharing the pie right now, not like what took place when we had the NV.

Tim McDowell, Group G Capital

Okay, that’s helpful.  Next I wanted to know if you guys are seeing any changes among the OEM’s, the major OEM’s using more or less branded or you know, versus co-branded shafts.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Well I think it’s, you know, we don’t really see changes, I think it’s pretty much change.  In front line premium club brands, drivers are almost all now branded or co-branded shafts.  And the fairway woods and hybrids, if you go, some are still just using what we call an OEM production shaft which is the book company name on the shaft and some would go with co-branded situations, and that’s really the same thing with iron shafts, graphite iron shafts.  So that’s kind of the way it’s been for the last several years now.

Tim McDowell, Group G Capital

Actually my question may be, let’s just talk about the wood category since you made that clarifying comment on hybrids and irons, I guess I wanted to know with the OEMs on their woods, are you seeing them use more just branded shafts versus Aldila, Mitsubishi, you know, Fuji, what have you, or are you seeing them move to more of a co-branded.  My understanding is that the brand is either, you know, when you sell a branded shaft versus a co-branded shaft, you enjoy a little bit better margin and so I wanted to know what kind of trend you guys were seeing from the OEM’s on that.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Okay, I think I understand.  I think what I would say to that is we’re seeing probably a trend towards more co-brand.  There is a real price problem at the, the two ninety-nine driver segment in retail price point is kind of the biggest volume seller and it’s been stuck at two ninety-nine for a number of years now while costs have risen.  Titanium prices have gone up, assembly costs have gone up and virtually everything has gone up but the price point’s the same.

So there’s kind of tremendous pressure there. And one way to kind of try to hold your margin would be to put a, let’s say a co-branded shaft in a model where you used to have a branded shaft.  So I’d say there’s been some shift away from whole out branding.  Like we, with our NV, we sold an awful lot of straight NV shafts to OEM’s that I don’t, at prices that I don’t think can be supported today, for that two ninety-nine price point.

Tim McDowell, Group G Capital

That’s helpful, thank you.  My last question was just on the price decline that you experienced in the quarter.  I was wondering if you had those figures on a mix adjusted basis because I’m assuming if you’re selling more co-branded, that obviously, I don’t know what price point, that’s going to help drive that, just wanted to know if you had it on a risk adjusted basis?

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

No we do not.

Tim McDowell, Group G Capital

Okay that does it for me guys.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Okay.

Operator

Thank you.  The next question is from Casey Alexander of Gilford Securities.  Please go ahead.

Casey Alexander, Gilford Securities

Good afternoon.  Pete, forgive me if this is in the release, I don’t have it in front of me.  What was G&A for the quarter and is that a fair run rate for the rest of the year and how much was your EBITDA for the quarter?

Scott Bier

Hi, this is Scott Bier.  The G&A was about four fifty-seven in the quarter and it should pretty much run about that amount for the year I believe.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

What was your second question Casey?

Casey Alexander, Gilford Securities

What was EBITDA for the quarter?

Scott Bier

I believe EBITDA was close to one point zero million, Casey, I don’t have that number in front of me but I’m pretty sure it’s about one point zero.

Casey Alexander, Gilford Securities

Okay, all right great, thank you.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Thanks Casey.

Operator

Thank you.  Once again, if you have a question, please press star one at this time.  There are no questions registered at this time.  I’d now like to turn the meeting back over to Mr. Peter Mathewson.

Mr. Peter R Mathewson, Chairman and Chief Executive Officer

Thank you for participating in the call, on the first quarter call and we look forward to speaking with you during the second quarter 2008 call.  Thank you.